      As filed with the Securities and Exchange Commission on July 31, 2001
                                                     Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
--------------------------------------------------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         PEREGRINE PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)
                        14272 FRANKLIN AVENUE, SUITE 100
                          TUSTIN, CALIFORNIA 92780-7017
                                 (714) 508-6000
               (Name, address and telephone number of Registrant)

          DELAWARE                                               95-3698422
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)


                                  PAUL J. LYTLE
                        14272 FRANKLIN AVENUE, SUITE 100
                          TUSTIN, CALIFORNIA 92780-7017
                                 (714) 508-6000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With Copies To:
                                 MARK R. ZIEBELL
                           JEFFERS, SHAFF & FALK, LLP
                       18881 VON KARMAN AVENUE, SUITE 1400
                            IRVINE, CALIFORNIA 92612
                                 (949) 660-7700

         APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. | |

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |

         The aggregate market value of the voting stock held by non-affiliates of the Registrant was approximately $217,922,000 as of July 26, 2001, based upon the price at which such stock was last sold in the principal market for such stock as of such date.


                                              CALCULATION OF REGISTRATION FEE

----------------------------- ----------------------- -------------------- --------------------- -------------------
                                                           PROPOSED              PROPOSED
    TITLE OF EACH CLASS               AMOUNT               MAXIMUM               MAXIMUM              AMOUNT OF
    OF SECURITIES TO BE               TO BE             OFFERING PRICE      AGGREGARE OFFERING       REGISTRATION
         REGISTERED               REGISTERED(1)          PER SHARE(2)            PRICE(2)                FEE
----------------------------- ----------------------- -------------------- --------------------- -------------------
Common stock,                           150,000                $2.25          $   337,500            $   84.38
$.001 par value(3)
----------------------------- ----------------------- -------------------- --------------------- -------------------
Common stock,                         1,523,809                $2.25          $ 3,428,570            $  857.14
$.001 par value(4)
----------------------------- ----------------------- -------------------- --------------------- -------------------
Common stock,                         3,700,000                $3.00          $11,100,000            $2,775.00
$.001 par value(5)
----------------------------- ----------------------- -------------------- --------------------- -------------------
Common stock,                         1,000,000                $5.00          $ 5,000,000            $1,250.00
$.001 par value (6)
----------------------------- ----------------------- -------------------- --------------------- -------------------
Common stock,                         2,000,000                $2.25          $ 4,500,000            $1,125.00
$.001 par value(7)
----------------------------- ----------------------- -------------------- --------------------- -------------------
Common stock,                         2,000,000                $2.25          $ 4,500,000            $1,125.00
$.001 par value(8)
----------------------------- ----------------------- -------------------- --------------------- -------------------
Common stock,                           605,074                $2.25          $ 1,361,417            $  340.35
$.001 par value(9)
----------------------------- ----------------------- -------------------- --------------------- -------------------
Common stock,                            11,971                $2.25          $    26,935            $    6.73
$.001 par value(10)
----------------------------- ----------------------- -------------------- --------------------- -------------------
Common stock,                             9,235               $2.707          $    24,999            $    6.25
$.001 par value(11)
----------------------------- ----------------------- -------------------- --------------------- -------------------
Common stock,                            10,442             $2.68125          $    27,998            $    7.00
$.001 par value(12)
----------------------------- ----------------------- -------------------- --------------------- -------------------
Common stock,                             9,158                $2.25          $    20,606            $    5.15
$.001 par value(13)
----------------------------- ----------------------- -------------------- --------------------- -------------------
Common stock,                             6,734                $2.25          $    15,152            $    3.79
$.001 par value(14)
----------------------------- ----------------------- -------------------- --------------------- -------------------
Common stock,                            15,151                $2.25          $    34,090            $    8.52
$.001 par value(15)
----------------------------- ----------------------- -------------------- --------------------- -------------------
Common stock,                             8,417                $2.25          $    18,938            $    4.73
$.001 par value (16)
----------------------------- ----------------------- -------------------- --------------------- -------------------
Total                                11,049,991                               $30,396,205            $7,599.04
----------------------------- ----------------------- -------------------- --------------------- -------------------

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act").
(2) In accordance with Rule 457(c), the aggregate offering price of shares of our common stock is estimated solely for purposes of calculating the registration fees payable pursuant hereto, using the average of the high and low sales price reported by The Nasdaq SmallCap Market for our common stock on July 26, 2001, which was $2.25 per share and, with respect to shares of our common stock issuable upon exercise of outstanding warrants, the higher of (i) such average sales price or (ii) the exercise price of such warrants.
(3) Represents shares of our common stock that were issued to SuperGen, Inc. in connection with a license agreement dated February 13, 2001 (the "License Agreement"), pursuant to which SuperGen, Inc. purchased 150,000 shares of our common stock at a purchase price of $4.00 per share.
(4) Represents shares of our common stock that were issued to Biotechnology Development, Ltd. ("BTD"), pursuant to a Termination Agreement dated March 8, 1999 ("BTD Termination Agreement", which is hereby incorporated by reference to Exhibit 10.53 filed with our Annual Report on Form 10-K for the year ended April 30, 1999).

(5) Represents 3,700,000 shares of common stock issuable to BTD upon exercise of an outstanding warrant, exercisable at any time until December 1, 2005 at an exercise price of $3.00 per share, issued to BTD on March 8, 1999, in connection with the BTD Termination Agreement.
(6) Represents 1,000,000 shares of common stock issuable to BTD upon exercise of an outstanding warrant, exercisable at any time until December 1, 2005, at an exercise price of $5.00 per share, issued to BTD on March 8, 1999, in connection with the BTD Termination Agreement.
(7) Represents 1,200,000 shares of our common stock issued to BTD, and 800,000 shares of our common stock issued to Swartz Investments, LLC, in connection with a private placement we completed in January 2000 ("January 2000 Private Placement"). The shares of common stock issued to Swartz Investments, LLC, were subsequently assigned to Eric S. Swartz (244,000 shares of common stock), Swartz Ventures, Inc. (236,000 shares of common stock), Kendrick Ventures, Inc. (156,800 shares of common stock) and Kendrick Capital Management, Inc. (163,200 shares of common stock). The transaction documents for the January 2000 Private Placement are hereby incorporated by reference to Exhibits 10.64 to 10.66 filed with our Quarterly Report on Form 10-Q for the quarter ended January 31, 2000.
(8) Represents 1,200,000 shares of our common stock issuable to BTD, and 800,000 shares of our common stock issuable to Swartz Investments, LLC, upon the exercise of warrants issued to them in connection with our January 2000 Private Placement. The warrants are exercisable at any time through January 25, 2005 at an exercise price of $0.25 per share. The warrant issued to Swartz Investments LLC was subsequently assigned to Eric S. Swartz (as to 244,000 shares of common stock underlying the warrant), Swartz Ventures, Inc. (as to 236,000 shares of common stock underlying the warrant), Kendrick Ventures, Inc. (as to 156,800 shares of common stock underlying the warrant) and Kendrick Capital Management, Inc. (as to 163,200 shares of common stock underlying the warrant).
(9) Represents 355,554 shares of our common stock owned by Eric S. Swartz, a director of our Company, and 249,520 shares of our common stock owned by Michael C. Kendrick. These shares originally were issued to Dunwoody Brokerage Services, Inc. ("Dunwoody") pursuant to the terms of a Placement Agent Agreement dated as of June 16, 1998 by and between us and Dunwoody, as successor in interest to Swartz Investments, LLC, a Georgia limited liability company, in connection with the issuance of shares of our common stock to two institutional investors pursuant to the terms of a Regulation D Common Stock Equity Line Subscription Agreement (the "Equity Line Agreement") dated as of June 16, 1998, by and between us and the two institutional investors, as follows: (i) 119,715 shares of common stock were issued to Dunwoody on or about May 30, 2000 in connection with the issuance of 1,197,156 shares of common stock to the two institutional investors (the "May 2000 Issuance"); (ii) 92,352 shares of common stock were issued to Dunwoody on or about June 19, 2000 in connection with the issuance of 923,520 shares of common stock to the two institutional investors (the "June 2000 Issuance"); (iii) 104,428 shares of common stock were issued to Dunwoody on or about July 19, 2000 in connection with the issuance of 1,044,288 shares of common stock to the two institutional investors (the "July 2000 Issuance"); (iv) 91,582 shares of common stock were issued to Dunwoody on or about September 29, 2000 in connection with the issuance of 915,823 shares of common stock to the two institutional investors (the "September 2000 Issuance"); (v) 67,340 shares of common stock were issued to Dunwoody on or about April 26, 2001 in connection with the issuance of 673,400 shares of common stock to the two institutional investors (the "April 2001 Issuance"); (vi) 151,515 shares of common stock were issued to Dunwoody on or about May 29, 2001 in connection with the issuance of 1,515,151 shares of common stock to the two institutional investors (the "May 2001 Issuance"); (vii) 84,175 shares of common stock were issued to Dunwoody on or about June 28, 2001 in connection with the issuance of 841,750 shares of common stock to the two institutional investors (the "June 2001 Issuance"). Pursuant to a contractual arrangement, one-half of the common shares issued to Dunwoody were subsequently assigned to each of Eric S. Swartz and Michael C. Kendrick. The Equity Line Agreement is hereby incorporated by reference to Exhibit
     10.51 filed with our Registration Statement on Form S-3/A as filed with the SEC on April 30, 1999.
(10) Represents shares of our common stock issuable to Dunwoody upon exercise of outstanding warrants, exercisable at any time until December 31, 2004 at an exercise price of $2.088 per share, originally issued to Dunwoody on or about May 30, 2000 as a placement agent fee in connection with the May 2000 Issuance. Ownership of the Dunwoody warrant has been assigned to Eric. S. Swartz and Michael C. Kendrick, with each receiving one-half of the warrants.
(11) Represents shares of our common stock issuable to Dunwoody upon exercise of outstanding warrants, exercisable at any time until December 31, 2004 at an exercise price of $2.707 per share, issued to Dunwoody on or about June 19, 2000 as a placement agent fee in connection with the June 2000 Issuance. Ownership of the Dunwoody warrant has been assigned to Eric S. Swartz and Michael C. Kendrick, with each receiving one-half of the warrants.

(12) Represents shares of our common stock issuable to Dunwoody upon exercise of outstanding warrants, exercisable at any time until December 31, 2004 at an exercise price of $2.68125 per share, issued to Dunwoody on or about July 19, 2000 as a placement agent fee in connection with the July 2000 Issuance. Ownership of the Dunwoody warrant has been assigned to Eric S. Swartz and Michael C. Kendrick, with each receiving one-half of the warrants.
(13) Represents shares of our common stock issuable to Dunwoody upon exercise of outstanding warrants, exercisable at any time until December 31, 2004 at an exercise price of $1.85625 per share, issued to Dunwoody on or about September 29, 2000 as a placement agent fee in connection with the September 2000 Issuance. Ownership of the Dunwoody warrant has been assigned to Eric S. Swartz and Michael C. Kendrick, with each receiving one-half of the warrants.
(14) Represents shares of our common stock issuable to Dunwoody upon exercise of outstanding warrants, exercisable at any time until December 31, 2004 at an exercise price of $1.04 per share, issued to Dunwoody on or about April 26, 2001 as a placement agent fee in connection with the April 2001 Issuance. Ownership of the Dunwoody warrant has been assigned to Eric S. Swartz and Michael C. Kendrick, with each receiving one-half of the warrants.
(15) Represents shares of our common stock issuable to Dunwoody upon exercise of outstanding warrants, exercisable at any time until December 31, 2004 at an exercise price of $0.99 per share, issued to Dunwoody on or about May 29, 2001 as a placement agent fee in connection with the May 2001 Issuance. Ownership of the Dunwoody warrant has been assigned to Eric S. Swartz and Michael C. Kendrick, with each receiving one-half of the warrants.
(16) Represents shares of our common stock issuable to Dunwoody upon exercise of outstanding warrants, exercisable at any time until December 31, 2004 at an exercise price of $1.782 per share, issued to Dunwoody on or about June 28, 2001 as a placement agent fee in connection with the June 2001 Issuance. Ownership of the Dunwoody warrant has been assigned to Eric S. Swartz and Michael C. Kendrick, with each receiving one-half of the warrants.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                    SUBJECT TO COMPLETION DATED JULY 31, 2001


                                   PROSPECTUS


                              11,049,991 SHARES OF
                                  COMMON STOCK



                                [PEREGRINE LOGO]




         This prospectus relates to the resale of up to 11,049,991 shares of our common stock by the selling stockholders. All or a portion of the shares offered by this prospectus may be offered for sale, from time to time, by the selling stockholders for their own benefit. The shares offered by this prospectus include shares already issued by us and shares issuable upon the exercise of warrants held by the selling stockholders. The total proceeds to us from the exercise of warrants, if exercised in full on a cash basis, would be a maximum of $16,600,000. We will receive no proceeds from the sale of our common stock by the selling stockholders or from the exercise of warrants issued under the Regulation D Common Stock Equity Line Subscription Agreement, which may be exercised on a cashless basis only. See "Selling Stockholders" and "Plan of Distribution."

         Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on The Nasdaq SmallCap Market under the symbol "PPHM". On July 26, 2001, the last reported sale price of our common stock on The Nasdaq SmallCap Market was $2.29 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DESCRIPTION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING THE SHARES OFFERED BY THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN THE REGISTRATION STATEMENT THAT WAS FILED BY PEREGRINE PHARMACEUTICALS, INC. WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING STOCKHOLDERS CANNOT SELL THEIR SHARES UNTIL THAT REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE SHARES OR THE SOLICITATION OF AN OFFER TO BUY THE SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  The date of this Prospectus is July 31, 2001

                                TABLE OF CONTENTS

PEREGRINE PHARMACEUTICALS, INC...............................................1
RISK FACTORS.................................................................3
FORWARD-LOOKING STATEMENTS...................................................7
USE OF PROCEEDS..............................................................7
SELLING STOCKHOLDERS.........................................................8
PLAN OF DISTRIBUTION........................................................10
LEGAL MATTERS...............................................................11
EXPERTS.....................................................................11
WHERE TO LEARN MORE ABOUT US................................................11
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................12
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
        FOR SECURITIES ACT LIABILITIES......................................12


         You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

                         PEREGRINE PHARMACEUTICALS, INC.


         Peregrine Pharmaceuticals, Inc. (formerly Techniclone Corporation), located in Tustin, California, is a biopharmaceutical company engaged in the development and commercialization of cancer therapeutics and cancer diagnostics through a series of proprietary platform technologies using monoclonal antibodies. As used in this prospectus, the terms "we", "us", "our", "Company" and "Peregrine" refers to Peregrine Pharmaceuticals, Inc., and its wholly-owned subsidiary, Vascular Targeting Technologies, Inc. (formerly Peregrine Pharmaceuticals, Inc.).

         Peregrine's main focus is on the development of its Collateral Targeting Agent technologies. Collateral Targeting Agents typically use antibodies that bind to or target stable structures found in most solid tumors, such as structures found in the necrotic core of the tumor or markers found specifically on tumor blood vessels. In pre-clinical and/or clinical studies, these antibodies are capable of targeting and delivering therapeutic killing agents that destroy cancerous tumor cells. Peregrine currently has exclusive rights to over 40 issued U.S. and foreign patents protecting various aspects of its technology and has additional pending patent applications that it believes will further strengthen its position using Collateral Targeting Agents.

         We have put together the following chart to assist you in understanding how our three Collateral Targeting Agent technologies, Tumor Necrosis Therapy ("TNT"), Vascular Targeting Agents ("VTA's"), and Vasopermeation Enhancement Agents ("VEA's"), function:

--------------------------------------------------------------------------------
  TNT    |X|      Binds to dead and dying cells found primarily at the necrotic core of tumors.
         |X|      Since virtually all solid tumors have a necrotic core, a
                  single TNT agent can potentially target a number of different solid tumors.
         |X|      Can be attached to killing agents, such as radiation or
                  cytokines, in order to kill living tumor cells near the
                  necrotic core.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  VTA'S  |X|      Bind to markers found selectively on tumor blood vessels and blocks the flow of oxygen and nutrients to underlying tumor tissue by activating a thrombotic pathway.
         |X|      Blocking blood vessels in a tumor can kill thousands to tens of thousands of cancer cells, thus causing tumor death.
         |X|      Represent a very efficient method of killing tumors while
                  minimizing systemic toxicity.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  VEA'S  |X|      Use a targeting agent to deliver an effector that makes the blood vessels inside the tumor more leaky (permeable).
         |X|      The increased permeability of the tumor blood vessels can make it possible to deliver a higher concentration of killing
                  agents into the tumor potentially resulting in a better
                  anti-tumor effect.
--------------------------------------------------------------------------------

         In addition, the following chart summarizes the development status of the Company's platform Collateral Targeting Agent technologies:

          TECHNOLOGY          STUDY INDICATION                  DEVELOPMENT STATUS
  ---------------------    ---------------------------    ---------------------------------------------------
  TNT / Cotara(TM)           Brain Cancer                   Phase II

  TNT / Cotara(TM)           Colorectal Cancer              Phase I

  TNT / Cotara(TM)           Advanced Soft-tissue           Phase I
                             Sarcoma

  TNT / Cotara(TM)           Pancreatic                     Phase I

  TNT / Cotara(TM)           Liver Cancer                   Phase I

  TNT / Cotara(TM)           Pancreatic, Prostate,          Phase I/II in Mexico City; closed for
                             Liver and Brain Cancers        enrollment;  clinical data used to initiate
                                                            additional trials in the U.S.

  VTA                        Not applicable                 Pre-clinical in collaboration with OXiGENE, Inc.

  VEA                        Not applicable                 Pre-clinical

         In addition to Collateral Targeting Agents, we have a direct tumor-targeting agent, Oncolym(R), for the treatment of Non-Hodgkins B-cell Lymphoma ("NHL"). The Oncolym(R) antibody is linked to a radioactive isotope
(131I) and the combined molecule is injected into the blood stream of the lymphoma patient where it recognizes and binds to the cancerous lymphoma tumor sites, thereby delivering the radioactive isotope directly to the tumor site. During June 2001, we assumed the rights previously licensed by Schering A.G. and we will continue to enroll patients in a single dose Phase I/II clinical trial that was developed by Schering A.G.

         Our principal executive offices are located at 14272 Franklin Avenue, Suite 100, Tustin, California 92780-7017, and our telephone number is (714) 508-6000.

                                  RISK FACTORS

         An investment in our common stock being offered for resale by the selling stockholders is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus or incorporated herein by reference before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial conditions or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

IF WE CANNOT OBTAIN ADDITIONAL FUNDING, OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION EFFORTS MAY BE REDUCED OR DISCONTINUED.

         As of July 15, 2001, we had $7,073,000 in cash and cash equivalents. We have expended substantial funds on the research, development and clinical trials of our product candidates. As a result, we have had negative cash flows from operations since inception and we expect the negative cash flows from operations to continue until we are able to generate sufficient revenue from the sale and/or licensing of our products. Although we have sufficient cash on hand to meet our obligations on a timely basis through the next twelve (12) months, we will continue to require additional funding to sustain our research and development efforts, provide for additional clinical trials, expand our manufacturing and product commercialization capabilities, and continue our operations until we are able to generate sufficient revenue from the sale and/or licensing of our products.

         We plan to obtain required financing through one or more methods including, obtaining additional equity or debt financing and negotiating additional licensing or collaboration agreements for our platform technologies. There can be no assurances that we will be successful in raising such funds on terms acceptable to us, or at all, or that sufficient additional capital will be raised to complete the research, development, and clinical testing of our product candidates.

         We currently have access to equity funding under a Common Stock Equity Line ("Equity Line") with two institutional investors. Under the amended terms of the Equity Line, the Company may, in its sole discretion, and subject to certain restrictions, periodically sell ("Put") shares of the Company's Common Stock until all common shares previously registered under the Equity Line have been exhausted. As of July 15, 2001, the Company had approximately 2,558,000 shares available for issuance under the Equity Line which are priced at a 17.5% discount to market during the ten (10) day pricing period immediately preceding the Put date, as defined in the agreement.

WE HAVE HAD SIGNIFICANT LOSSES AND WE ANTICIPATE FUTURE LOSSES.

         All of our products are currently in development, preclinical studies or clinical trials, and no revenues have been generated from commercial product sales. To achieve and sustain profitable operations, we must successfully develop and obtain regulatory approval for our products, either alone or with others, and must also manufacture, introduce, market and sell our products. The costs associated with clinical trials, contract manufacturing and contract isotope combination services are very expensive and the time frame necessary to achieve market success for our products is long and uncertain. We do not expect to generate significant product revenues for at least the next 12 months. There can be no guarantee that we will ever generate product revenues sufficient to become profitable or to sustain profitability.

PROBLEMS IN PRODUCT DEVELOPMENT MAY CAUSE OUR CASH DEPLETION RATE TO INCREASE.

         Our ability to obtain financing and to manage expenses and our cash depletion rate is key to the continued development of product candidates and the completion of ongoing clinical trials. Our cash depletion rate will vary substantially from quarter to quarter as we fund non-recurring items associated with clinical trials, product development, antibody manufacturing, isotope combination services (radiolabeing), patent legal fees and various consulting fees. If we encounter unexpected difficulties with our operations or clinical trials, we may have to expend additional funds, which would increase our cash depletion rate.

OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION EFFORTS MAY NOT BE SUCCESSFUL.

         Since inception, we have been engaged in the development of drugs and related therapies for the treatment of people with cancer. Our product candidates have not received regulatory approval and are generally in clinical and pre-clinical stages of development. If the results from any of the clinical trials are poor, those results will adversely affect our ability to raise additional capital, which will affect our ability to continue full-scale research and development for our antibody technologies. In addition, our product candidates may take longer than anticipated to progress through clinical trials or patient enrollment in the clinical trials may be delayed or prolonged significantly, thus delaying the clinical trials. Delays in patient enrollment will result in increased costs and further delays. If we experience any such difficulties or delays, we may have to reduce or discontinue development, commercialization or clinical testing of some or all of our product candidates. In addition, product candidates resulting from our research and development efforts, if any, are not expected to be available commercially for at least the next year. Also, our products currently in clinical trials represent a departure from more commonly used methods for cancer treatment. These products, if approved, may experience under-utilization by doctors who are unfamiliar with their application in the treatment of cancer. As with any new drug, doctors may be inclined to continue to treat patients with conventional therapies, such as chemotherapy, rather than new alternative therapies. We or our marketing partner may be required to implement an aggressive education and promotion plan with doctors in order to gain market recognition, understanding and acceptance of our products. In addition, our product candidates, if approved, may prove impracticable to manufacture in commercial quantities at a reasonable cost and/or with acceptable quality. Any of these factors could negatively affect our financial position and results of operations. Accordingly, we cannot guarantee that our product development efforts, including clinical trials, or commercialization efforts will be successful or that any of our products, if approved, can be successfully marketed.

OUR DEPENDENCY ON ONE RADIOLABELING SUPPLIER MAY NEGATIVELY IMPACT OUR ABILITY TO COMPLETE CLINICAL TRIALS AND MARKET OUR PRODUCTS.

         We currently procure, and intend in the future to procure, our antibody radioactive isotope combination services ("radiolabeling") under a negotiated contract with one entity for all clinical trials. We cannot guarantee that this supplier will be able to continue to qualify its facility or label and supply our antibody in a timely manner. Prior to commercial distribution of any of our products, if approved, we will be required to identify and contract with a company for commercial antibody manufacturing and radioactive isotope combination services. We also currently rely on, and expect in the future to rely on, our current suppliers for all or a significant portion of the raw material requirements for our antibody products. An antibody that has been combined with a radioactive isotope cannot be stockpiled against future shortages. Accordingly, any change in our existing or future contractual relationships with, or an interruption in supply from, any such third-party service provider or antibody supplier could negatively impact our ability to complete ongoing clinical trials and to market our products, if approved.

WE DO NOT HAVE A SALES FORCE TO MARKET OUR PRODUCTS, IF APPROVED.

         At the present time, we do not have a sales force to market any of our products, if approved. We intend to sell our products in the United States and internationally in collaboration with one or more marketing partners. If we receive approval from the United States Food and Drug Administration for our initial product candidates, the marketing of these products will be contingent upon our ability to either license or enter into a marketing agreement with a large company or our ability to recruit, develop, train and deploy our own sales force. We do not presently possess the resources or experience necessary to market any of our product candidates and we cannot assure that we will be able to enter into any such agreements in a timely manner or on commercially favorable terms, if at all. Development of an effective sales force requires significant financial resources, time and expertise. We cannot assure that we will be able to obtain the financing necessary to establish such a sales force in a timely or cost effective manner, if at all, or that such a sales force will be capable of generating demand for our product candidates, if and when they are approved.

WE MAINTAIN ONLY LIMITED PRODUCT LIABILITY INSURANCE AND MAY BE EXPOSED TO CLAIMS IF OUR INSURANCE COVERAGE IS INSUFFICIENT.

         The manufacture and sale of human therapeutic products involves an inherent risk of product liability claims. We maintain limited product liability insurance. We cannot assure that we will be able to maintain existing insurance or obtain additional product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Product liability insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, if at all. Our inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims in excess of our insurance coverage, if any, or a product recall could negatively impact our financial position and results of operations.

THE LIQUIDITY OF OUR COMMON STOCK WILL BE ADVERSELY AFFECTED IF OUR COMMON STOCK IS DELISTED FROM THE NASDAQ SMALLCAP MARKET.

         Our Common Stock is presently traded on The Nasdaq SmallCap Market. To maintain inclusion on The Nasdaq SmallCap Market, we must continue to meet the following six listing requirements:

     1. Net tangible assets of at least $2,000,000 or market capitalization of at least $35,000,000 or net income of at least $500,000 in either our latest fiscal year or in two of our last three fiscal years;
     2.  Public float of at least 500,000 shares;
     3.  Market value of our public float of at least $1,000,000;
     4. A minimum closing bid price of $1.00 per share of Common Stock, without falling below this minimum bid price for a period of 30 consecutive trading days;
     5.  At least two market makers; and
     6. At least 300 stockholders, each holding at least 100 shares of Common Stock.

         If we are delisted by the The Nasdaq SmallCap Market, the market value of our Common Stock could fall and holders of our Common Stock would likely find it more difficult to dispose of their Common Stock.

THE SALE OF SUBSTANTIAL SHARES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

         As of July 15, 2001, we had approximately 99,990,000 shares of Common Stock outstanding. In addition, we could issue up to approximately 19,057,000 additional shares of Common Stock upon the exercise of outstanding options and warrants at an average exercise price of $1.48 per share for proceeds of up to approximately $28,017,000, if exercised on a 100% cash basis. In addition, we have reserved for future issuance approximately 2,558,000 shares of Common Stock under the Equity Line and 158,000 shares available for grant under the Company's 1996 Option Plan. All Common Shares issued under the Equity Line and all options granted under the option 1996 Option Plan are at our sole discretion.

         A portion of the outstanding options and warrants and the purchase price for the shares of Common Stock and warrants to be issued under the Equity Line are at a significant discount to the market price. The sale and issuance of these shares of Common Stock, as well as subsequent sales of shares of Common Stock in the open market, may cause the market price of our Common Stock to fall and might impair our ability to raise additional capital through sales of equity or equity-related securities, whether under the Equity Line or otherwise.

OUR HIGHLY VOLATILE STOCK PRICE AND TRADING VOLUME MAY ADVERSELY AFFECT THE LIQUIDITY OF OUR COMMON STOCK.

         The market price of our Common Stock and the market prices of securities of companies in the biotechnology sector has generally been highly volatile and is likely to continue to be highly volatile. The trading volume of our Common Stock has been highly volatile, ranging from as few as 91,000 shares per day to as many as 3.7 million shares per day during the fiscal year ended April 30, 2001, and is likely to continue to be highly volatile. The market price of our Common Stock may be significantly impacted by many factors, including, but not limited to:

     |X| Announcements of technological innovations or new commercial products by us or our competitors;
     |X| Publicity regarding actual or potential clinical trial results relating to products under development by us or our competitors;
     |X| Our financial results or that of our competitors;
     |X| Announcements of licensing agreements, joint ventures, strategic alliances, and any other transaction that involves the sale or use of our technologies or competitive technologies;

     |X| Developments and/or disputes concerning our patent or proprietary rights;
     |X| Regulatory developments and product safety concerns;
     |X| General stock trends in the biotechnology and pharmaceutical industry sectors;
     |X| Economic trends and other external factors, including but not limited to, interest rate fluctuations, economic recession, inflation, foreign market trends, national crisis, and disasters; and
     |X| Health care reimbursement reform and cost-containment measures implemented by government agencies.

         These and other external factors have caused and may continue to cause the market price and demand for our Common Stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of Common Stock and may otherwise negatively affect the liquidity of our Common Stock.

WE MAY NOT BE ABLE TO COMPETE WITH OUR COMPETITORS IN THE BIOTECHNOLOGY
INDUSTRY.

         The biotechnology industry is intensely competitive. It is also subject to rapid change and sensitive to new product introductions or enhancements. We expect to continue to experience significant and increasing levels of competition in the future. Some or all of these companies may have greater financial resources, larger technical staffs, and larger research budgets than we have, as well as greater experience in developing products and running clinical trials. In addition, there may be other companies which are currently developing competitive technologies and products or which may in the future develop technologies and products which are comparable or superior to our technologies and products. Accordingly, we cannot assure you that we will be able to compete successfully with our existing and future competitors or that competition will not negatively affect our financial position or results of operations in the future.

WE MAY NOT BE SUCCESSFUL IF WE ARE UNABLE TO OBTAIN AND MAINTAIN PATENTS AND LICENSES TO PATENTS.

         Our success depends, in large part, on our ability to obtain or maintain a proprietary position in our products through patents, trade secrets and orphan drug designations. We have been granted several United States patents and have submitted several United States patent applications and numerous corresponding foreign patent applications, and have also obtained licenses to patents or patent applications owned by other entities. However, we cannot assure you that any of these patent applications will be granted or that our patent licensors will not terminate any of our patent licenses. We also cannot guarantee that any issued patents will provide competitive advantages for our products or that any issued patents will not be successfully challenged or circumvented by our competitors. Although we believe that our patents and our licensors' patents do not infringe on any third party's patents, we cannot be certain that we can avoid litigation involving such patents or other proprietary rights. Patent and proprietary rights litigation entails substantial legal and other costs, and we may not have the necessary financial resources to defend or prosecute our rights in connection with any litigation. Responding to, defending or bringing claims related to patents and other intellectual property rights may require our management to redirect our human and monetary resources to address these claims and may take years to resolve.

OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION EFFORTS MAY BE REDUCED OR DISCONTINUED DUE TO DELAYS OR FAILURE IN OBTAINING REGULATORY APPROVALS.

         We will need to do additional development and clinical testing prior to seeking any regulatory approval for commercialization of our product candidates as all of our products are in clinical and pre-clinical development. Testing, manufacturing, commercialization, advertising, promotion, export and marketing, among other things, of our proposed products are subject to extensive regulation by governmental authorities in the United States and other countries. The testing and approval process requires substantial time, effort and financial resources and we cannot guarantee that any approval will be granted on a timely basis, if at all. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in conducting advanced human clinical trials, even after obtaining promising results in earlier trials. Furthermore, the United States Food and Drug Administration may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Even if regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which it may be marketed. Accordingly, we may experience difficulties and delays in obtaining necessary governmental clearances and approvals to market our products, and we may not be able to obtain all necessary governmental clearances and approvals to market our products. At least initially, we intend, to the extent possible, to rely on licensees to obtain regulatory approval for marketing our products. The failure by us or our licensees to adequately demonstrate the safety and efficacy of any of our product candidates under development could delay, limit or prevent regulatory approval of the product, which may require us to reduce or discontinue development, commercialization or clinical testing of some or all of our product candidates.

OUR MANUFACTURING AND USE OF HAZARDOUS AND RADIOACTIVE MATERIALS MAY RESULT IN OUR LIABILITY FOR DAMAGES, INCREASED COSTS AND INTERRUPTION OF ANTIBODY SUPPLIES.

         The manufacturing and use of our products require the handling and disposal of the radioactive isotope, I-131. We currently rely on, and intend in the future to rely on, our current contract manufacturer to combine antibodies with the radioactive isotope, I-131, in our products and to comply with various local, state, national or international regulations regarding the handling and use of radioactive materials. Violation of these regulations by these companies or a clinical trial site could significantly delay completion of the trials. Violations of safety regulations could occur with these manufacturers, so there is also a risk of accidental contamination or injury. Accordingly, we could be held liable for any damages that result from an accident, contamination or injury caused by the handling and disposal of these materials, as well as for unexpected remedial costs and penalties that may result from any violation of applicable regulations. In addition, we may incur substantial costs to comply with environmental regulations. In the event of any noncompliance or accident, the supply of antibodies for use in clinical trials or commercial products could also be interrupted.

OUR OPERATIONS AND FINANCIAL PERFORMANCE COULD BE NEGATIVELY AFFECTED IF WE CANNOT ATTRACT AND RETAIN KEY PERSONNEL.

         Our success is dependent, in part, upon a limited number of key executive officers, technical personnel, and scientific consultants. We also believe that our future success will depend largely upon our ability to attract and retain highly-skilled research and development and technical personnel. We face intense competition in our recruiting activities, including competition from larger companies with greater resources. We do not know if we will be successful in attracting or retaining skilled personnel. The loss of certain key employees or our inability to attract and retain other qualified employees could negatively affect our operations and financial performance.


                           FORWARD-LOOKING STATEMENTS

         Except for historical information, the information contained in this prospectus and in our reports filed with the SEC are "forward looking" statements about our expected future business and financial performance. These statements involve known and unknown risks, including, among others, risks resulting from economic and market conditions, the regulatory environment in which we operate, pricing pressures, accurately forecasting operating and capital expenditures and clinical trial costs, competitive activities, uncertainties of litigation and other business conditions, and are subject to uncertainties and assumptions contained elsewhere in this prospectus. We base our forward-looking statements on information currently available to us, and we assume no obligation to update these statements. Our actual operating results and financial performance may prove to be very different from what we have predicted as of the date of this prospectus due to certain risks and uncertainties. The risks described above in the section entitled "Risk Factors" specifically address some of the factors that may affect our future operating results and financial performance.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the resale of our common stock by the selling stockholder. We may receive proceeds from the exercise of the warrants held by the selling stockholder, although they are not obligated to, and we can give no assurance that they will, exercise the warrants. In addition, the holder of each warrant has the ability to exercise the warrant on a cash or cashless basis. If all warrants are exercised in full on a cash basis, excluding the Dunwoody warrants which are exercisable on a cashless basis only, we estimate that we will receive gross proceeds of $16,600,000. We intend to use the proceeds received, if any, from the exercise of the warrants held by the selling stockholders, for working capital purposes. Pending the use of any such proceeds, we intend to invest these funds in short-term, interest bearing investment-grade securities.

                              SELLING STOCKHOLDERS

         The following table identifies the selling stockholders and indicates
(i) the nature of any position, office or other material relationship that each selling stockholder has had with us during the past three years (or any of our predecessors or affiliates) and (ii) the number of shares of common stock owned by the selling stockholder prior to the offering, the number of shares to be offered for the selling stockholder's account and the number of shares and percentage of outstanding shares to be owned by the selling stockholder after completion of the offering.

--------------------------------- -------------------------------- --------------------- ----------------------------
       NAME OF REGISTERED            SHARES BENEFICIALLY OWNED       MAXIMUM NUMBER OF     SHARES BENEFICIALLY OWNED
          SHAREHOLDER                  PRIOR TO OFFERING(1)          SHARES TO BE SOLD         AFTER OFFERING(2)
--------------------------------- ----------------- -------------- --------------------- -------------- -------------
                                       Number          Percent                               Number        Percent
--------------------------------- ----------------- -------------- --------------------- -------------- -------------
SuperGen, Inc. (3)                         150,000        *                     150,000              0       0%
4140 Dublin Blvd., Suite 200
Dublin, CA 64568
--------------------------------- ----------------- -------------- --------------------- -------------- -------------
Biotechnology                            9,718,738      9.1%                  8,623,809      1,094,929     1.03%
Development, Ltd. (4)
222 South Rainbow Street
Suite 218
Las Vegas, NV 89128
--------------------------------- ----------------- -------------- --------------------- -------------- -------------
Eric S. Swartz (5)                       1,750,263      1.7%                    879,108        871,155       *
300 Colonial Center Pkwy
Suite 300
Roswell, GA 30076
--------------------------------- ----------------- -------------- --------------------- -------------- -------------
Swartz Ventures, Inc. (6)                  655,750        *                     472,000        183,750       *
300 Colonial Center Pkwy
Suite 300
Roswell, GA 30076
--------------------------------- ----------------- -------------- --------------------- -------------- -------------
Kendrick Ventures, Inc. (7)                497,350        *                     313,600        183,750       *
300 Colonial Center Pkwy
Suite 300
Roswell, GA 30076
--------------------------------- ----------------- -------------- --------------------- -------------- -------------
Kendrick Capital                           517,650        *                     326,400        191,250       *
Management, Inc. (8)
300 Colonial Center Pkwy
Suite 300
Roswell, GA 30076
--------------------------------- ----------------- -------------- --------------------- -------------- -------------
Michael C. Kendrick (9)                    354,977        *                     285,074         69,903       *
300 Colonial Center Pkwy
Suite 300
Roswell, GA 30076
--------------------------------- ----------------- -------------- --------------------- -------------- -------------
----------------------

*        Represents less than 1%.
(1) Based on an aggregate of 99,989,766 shares of common stock issued and outstanding as of July 26, 2001.
(2) Assumes that all selling stockholders will resell all of the offered shares.
(3) SuperGen, Inc. has not had a material relationship with us or any of our affiliates within the past three years, other than as a result of the negotiation and execution of the License Agreement with us dated February 13, 2001.
(4) Of the 8,623,809 shares of our common stock being offered by Biotechnology Development, Ltd., (i) 2,723,809 shares are currently issued and outstanding, with 1,523,809 shares having been issued to BTD pursuant to a Termination Agreement dated March 8, 1999, and 1,200,000 shares having been purchased by BTD in a private placement we completed in January 2000 (the "January 2000 Private Placement"), and (ii) up to 5,900,000 shares may be issued to BTD upon its exercise of three outstanding warrants, of which up to 3,700,000 shares are issuable at an exercise price of $3.00 per share, up to 1,000,000 shares are issuable at an exercise price of $5.00 per share, and up to 1,200,000 shares are issuable at an exercise price of $0.25 per share. Ownership includes 594,929 shares of common stock held in the name of Mr. Edward Legere. BTD is a Nevada limited partnership controlled by Mr. Edward Legere, the President, Chief Executive Officer and a Director of our Company.
(5) Of the 879,108 shares of our common stock being offered by Eric S. Swartz, (i) 599,554 shares are currently issued and outstanding, with 244,000 shares originally having been purchased by Swartz Investments, LLC in our January 2000 Private Placement, and subsequently assigned to Mr. Swartz, and 355,554 shares originally having been issued to Dunwoody Brokerage Services, Inc. ("Dunwoody") pursuant to the Equity Line Agreement, and subsequently assigned to Mr. Swartz, and (ii) and up to 279,554 shares are issuable upon the exercise of outstanding warrants, of which 244,000 shares are issuable upon the exercise of an outstanding warrant at an exercise price of $0.25 per share, which warrant originally was issued to Swartz Investments, LLC, in connection with our January 2000 Private Placement and subsequently assigned to Mr. Swartz, and 35,554 shares are issuable upon the exercise of outstanding warrants at exercise prices ranging from $0.99 to $2.707 per share, which warrants originally were issued to Dunwoody pursuant to the Equity Line Agreement, and subsequently assigned to Mr. Swartz. Mr. Swartz is a Director of our Company. Ownership does not include any of the shares of our common stock being offered hereby by Swartz Ventures, Inc. Mr. Swartz has sole control over Swartz Ventures, Inc.
(6) Of the 472,000 shares of our common stock being offered by Swartz Ventures, Inc., 236,000 shares are currently issued and outstanding and up to 236,000 shares may be issued upon the exercise of outstanding warrants at an exercise price of $0.25 per share. The common shares and common shares issuable upon the exercise of the warrants originally were issued to Swartz Investments, LLC, in connection with the January 2000 Private Placement, and subsequently assigned to Swartz Ventures, Inc. Mr. Swartz, a Director of our Company, has sole control over Swartz Ventures, Inc. Ownership does not include any of the shares of our common stock being offered hereby by Mr. Eric S. Swartz.
(7) Of the 313,600 shares of our common stock being offered by Kendrick Ventures, Inc., 156,800 shares are currently issued and outstanding and up to 156,800 shares may be issued upon the exercise of outstanding warrants at an exercise price of $0.25 per share. The common shares issuable upon the exercise of the warrants were originally issued to Swartz Investments, LLC, in connection with the January 2000 Private Placement, and subsequently assigned to Kendrick Ventures, Inc. Ownership does not include any of the shares of our common stock being offered hereby by Kendrick Capital Management, Inc. or Michael C. Kendrick, who has sole control over each of Kendrick Ventures, Inc. and Kendrick Capital Management, Inc.
(8) Of the 326,400 shares of our common stock being offered by Kendrick Capital Management, Inc., 163,200 shares are currently issued and outstanding and up to 163,200 shares may be issued upon the exercise of outstanding warrants at an exercise price of $0.25 per share. The common shares and common shares issuable upon the exercise of the warrants originally were issued to Swartz Investments, LLC, in connection with the January 2000 Private Placement, and subsequently assigned to Kendrick Capital Management, Inc. Ownership does not include any of the shares of our common stock being offered hereby by Kendrick Ventures, Inc. or Michael C. Kendrick.
(9) Of the 285,074 shares of our common stock being offered by Michael C. Kendrick, (i) 249,520 shares are currently issued and outstanding, originally having been issued to Dunwoody pursuant to the Equity Line Agreement, and subsequently assigned to Mr. Kendrick, and (ii) and up to 35,554 shares are issuable upon the exercise of outstanding warrants, at exercise prices ranging from $0.99 to $2.707 per share, which warrants originally were issued to Dunwoody pursuant to the Equity Line Agreement, and subsequently assigned to Mr. Kendrick. Ownership does not include any of the shares of our common stock being offered hereby by Kendrick Ventures, Inc. or Kendrick Capital Management, Inc.

                              PLAN OF DISTRIBUTION

         As used in this section, the term "selling stockholders" includes the selling stockholders listed in the "Selling Stockholders" section of this prospectus, as well as their respective donees, pledgees, transferees and other successors in interest selling shares received from a selling stockholder after the date of this prospectus. Sales of shares may be effected by the selling stockholders at various times in one or more private or negotiated transactions, in open market transactions on The Nasdaq SmallCap Market, in settlement of short sale transactions, in settlement of option transactions, or otherwise, or a combination of these methods, at prices and terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or at negotiated prices or otherwise. The selling stockholders may effect these transactions by selling the shares of common stock offered by this prospectus directly to one or more purchasers or to or through other broker-dealers or agents including: (a) in a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) in purchases by another broker or dealer and resale by such broker or dealer as a principal for its account; (c) in ordinary brokerage transactions; and (d) in transactions in which the broker solicits purchasers. The compensation to a particular underwriter, broker-dealer or agent may be in excess of customary commissions.

         To our knowledge, the selling stockholders have made no arrangement with any brokerage firm for the sale of the shares of our common stock offered by this prospectus. There is not an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders. Concurrently with sales under this prospectus, the selling stockholders may effect other sales of the shares of our common stock offered by this prospectus under Rule 144 or other exempt resale transactions. There can be no assurance that the selling stockholders will sell any or all of the shares of common stock offered by this prospectus.

         Selling stockholders and any other broker-dealers or agents who act in connection with the sale of the shares of our common stock offered by this prospectus may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, in connection with the sale of the shares of common stock offered by this prospectus. Profits on any resale by selling stockholders of the shares of common stock offered by this prospectus and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with the selling stockholders to sell a specified number of shares of common stock offered by this prospectus at a stipulated price per share and, to the extent such a broker-dealer is unable to do so acting as agent for any selling stockholder to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to that selling stockholder. Broker-dealers who acquire shares of common stock offered by this prospectus as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers; (b) the number of shares of common stock involved; (c) the price at which such shares are to be sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and (f) other facts material to the transaction.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to the shares for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in the distribution. Such activities include stabilization activities in our common stock to effect covering transactions, imposing penalty bids or effecting passive market making bids. In addition, in connection with transactions in the shares of common stock offered by this prospectus, we and the selling stockholders may be subject to applicable provisions of the Exchange Act, and its rules and regulations, including, Rule 10b-5 of the Exchange Act. If our Company and selling stockholders are deemed to be distribution participants, we and they may also be subject to Regulation M and Rules 100, 101, 102, 103, 104 and 105 of the Exchange Act. All of the foregoing may affect the marketability of the shares of common stock offered by this prospectus.

         The selling stockholders have agreed that they will not engage in any trading practice or activity for the purpose of manipulating the price of our common stock or otherwise engage in any trading practice or activity that violates the rules and regulations of the SEC.

         Selling stockholders will pay all commissions, transfer taxes and other expenses associated with the sales of shares of our common stock by them. The shares of our common stock offered by this prospectus are being registered in compliance with our contractual obligations to the selling stockholders, and we have agreed to pay the expenses of the preparation of this prospectus. We have also agreed to indemnify the selling stockholders against certain liabilities, including, without limitation, liabilities arising under the Securities Act of 1933, as amended.

         In order to comply with the securities laws of certain states, if applicable, the shares of our common stock offered by this prospectus may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of our common stock offered by this prospectus may not be sold unless such shares have been registered or qualified for sale in these states or an exemption from registration or qualification is available and complied with.

         Our common stock is currently traded on The Nasdaq SmallCap Market under the symbol "PPHM."

                                  LEGAL MATTERS

         The validity of the shares of common stock offered by this prospectus will be passed upon for us by Jeffers, Shaff & Falk, LLP, Irvine, California.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended April 30, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                          WHERE TO LEARN MORE ABOUT US

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, relating to the shares of our common stock being offered by this prospectus. For further information pertaining to our common stock and the shares of common stock being offering by this prospectus, reference is made to such registration statement. This prospectus constitutes the prospectus we filed as a part of the registration statement and it does not contain all information in the registration statement, certain portions of which have been omitted in accordance with the rules and regulations of the SEC. In addition, we are subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance with such requirements, files reports, proxy statements and other information with the SEC relating to its business, financial statements and other matters. Reports and proxy and information statements filed under Section 14(a) and 14(c) of the Securities Exchange Act of 1934 and other information filed with the SEC as well as copies of the registration statement can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Midwest Regional Offices at 500 West Madison Street, Chicago, Illinois 60606 and Northeast Regional Office at 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be obtained electronically by visiting the SEC's web site on the Internet at http://www.sec.gov. Our common stock is traded on The Nasdaq SmallCap Market under the symbol "PPHM." Reports, proxy statements and other information concerning our Company may be inspected at the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" into this prospectus the documents we file with them, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus, and information that we file later with the SEC automatically updates and supersedes any information in this prospectus. We incorporate by reference into this prospectus the documents listed below:

         1. Annual Report on Form 10-K for the fiscal year ended April 30, 2001, as filed with the SEC on July 27, 2001, under Section 13(a) of the Securities Exchange Act of 1934;
         2.       Current Report on Form 8-K, as filed with the SEC on April 17,
                  2001;
         3. Definitive Proxy Statement with respect to the Annual Meeting of Stockholders held on October 24, 2000, as filed with the SEC on August 28, 2000;
         4. The description of our common stock contained in our Registration Statement on Form 8-A and Form 8-B (Registration of Successor Issuers) filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description; and
         5. All other reports filed by us under Section 13(a) of 15(d) of the Securities Exchange Act of 1934 since the end of our fiscal year ended April 30, 2001.

         All documents we have filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to the effective date of the registration statement or subsequent to the date of this prospectus and prior to the filing of a post-effective amendment indicating that all securities offered have been sold (or which re-registers all securities then remaining unsold), are deemed to be incorporated in this prospectus by this reference and to be made a part of this prospectus from the date of filing of such documents.

         We will provide, without charge, upon written or oral request of any person to whom a copy of this prospectus is delivered, a copy of any or all of the foregoing documents and information that has been or may be incorporated in this prospectus by reference, other than exhibits to such documents. Requests for such documents and information should be directed to Attention: Paul J. Lytle, Vice President, Finance and Accounting, 14272 Franklin Avenue, Suite 100, Tustin, California 92780-7017, telephone number (714) 508-6000. See also "Where to Learn More About Us."

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

         Our Bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence by indemnified parties, and permits us to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. We have liability insurance for our directors and officers.

         In addition, our Certificate of Incorporation provides that, under Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as a director to us and our stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to our Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

         Provisions of our Bylaws require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to our best interests) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' insurance if available on reasonable terms. To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our Company as discussed in the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable. We believe that our Certificate of Incorporation and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

         We have in place a directors' and officers' liability insurance policy that, subject to the terms and conditions of the policy, insures our directors and officers against losses arising from any wrongful act (as defined by the policy) in his or her capacity as a director or officer. The policy reimburses us for amounts, which we lawfully indemnifies or is required or permitted by law to indemnify its directors and officers.

================================================================================

YOU SHOULD RELY ONLY ON THE INFORMATION
CONTAINED IN THIS DOCUMENT OR TO WHICH WE
HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED                  PEREGRINE
ANYONE TO PROVIDE YOU WITH INFORMATION THAT                ---------------------
IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED               PHARMACEUTICALS, INC.
WHERE IT IS LEGAL TO SELL THESE SECURITIES.
THE INFORMATION IN THIS DOCUMENT MAY ONLY BE
ACCURATE COMMON STOCK ON THE DATE OF THIS DOCUMENT.

                       ----------------------------------   COMMON STOCK


                  TABLE OF CONTENTS

PEREGRINE PHARMACEUTICALS, INC.                     1
RISK FACTORS                                        3
FORWARD-LOOKING STATEMENTS                          7
USE OF PROCEEDS                                     7          _________________
SELLING STOCKHOLDERS                                8
PLAN OF DISTRIBUTION                               10           PROSPECTUS
LEGAL MATTERS                                      11          _________________
EXPERTS                                            11
WHERE TO LEARN MORE ABOUT US                       11
INCORPORATION OF CERTAIN
   DOCUMENTS BY REFERENCE                          12
DISCLOSURE OF COMMISSION
   POSITION ON INDEMNIFICATION
   FOR SECURITIES ACT LIABILITIES                  12







                                                            DATED JULY 31, 2001

================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

         ITEM 14. OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the offering described in this registration statement:

                  SEC registration fee.......................... $        7,599
                  Printing and engraving expenses...............          2,500
                  Legal fees and expenses.......................         15,000
                  Accounting fees and expenses..................         10,000
                  Miscellaneous.................................          5,000
                                                                 ---------------

                  Total......................................... $       40,099
                                                                 ===============

         ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Certificate of Incorporation (the "Certificate") and Bylaws include provisions that eliminate the directors personal liability for monetary damages to the fullest extend possible under Delaware Law or other applicable law (the "Director Liability Provision"). The Director Liability Provision eliminates the liability of directors to us and our stockholders for monetary damages arising out of any violation by a director of his fiduciary duty of due care. However, the Director Liability Provision does not eliminate the personal liability of a director for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases or redemption of stock other than from lawfully available funds, or (iv) any transactions from which the director derived an improper benefit. The Director Liability Provision also does not affect a director's liability under the federal securities laws or the recovery of damages by third parties. Furthermore, under Delaware Law, the limitation liability afforded by the Director Liability Provision does not eliminate a director's personal liability for breach of the director's duty of due care. Although the directors would not be liable for monetary damages to us or our stockholders for negligent acts or omissions in exercising their duty of due care, the directors remain subject to equitable remedies, such as actions for injunction or rescission, although these remedies, whether as a result of timeliness or otherwise, may not be effective in all situations. With regard to directors who also are officers of our company, these persons would be insulated from liability only with respect to their conduct as directors and would not be insulated from liability for acts or omissions in their capacity as officers. These provisions may cover actions undertaken by the Board of Directors, which may serve as the basis for a claim against us under the federal and state securities laws. We have been advised that it is the position of the SEC that insofar as the foregoing provisions may be involved to disclaim liability for damages arising under the Securities Act of 1933, as amended (the "Securities Act"), such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

         Delaware law provides a detailed statutory framework covering indemnification of our directors, officers, employees or agents against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors, officers, employees or agents. Section 145 of the Delaware General Corporation Law ("Section 145") provides that a director, officer, employee or agent of a corporation (i) shall be indemnified by the corporation for expenses actually and reasonably incurred in defense of any action or proceeding if such person is sued by reason of his service to the corporation, to the extent that such person has been successful in defense of such action or proceeding, or in defense of any claim, issue or matter raised in such litigation, (ii) may, in actions other than actions by or in the right of the corporation (such as derivative actions), be indemnified for expenses actually and reasonably incurred, judgments, fines and amounts paid in settlement of such litigation, even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and in a criminal proceeding, if he did not have reasonable cause to believe his conduct was unlawful), and
(iii) may be indemnified by the corporation for expenses actually and reasonably incurred (but not judgments or settlements) in any action by the corporation or of a derivative action (such as a suit by a stockholder alleging a breach by the director or officer of a duty owed to the corporation), even if he is not successful, provided that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification is permitted without court approval if the director has been adjudged liable to the corporation.

         Delaware Law also permits a corporation to elect to indemnify its officers, directors, employees and agents under a broader range of circumstances than that provided under Section 145. The Certificate contains a provision that takes full advantage of the permissive Delaware indemnification laws (the "Indemnification Provision") and provides that we are required to indemnify our officers, directors, employees and agents to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary, provided, however, that prior to making such discretionary indemnification, we must determine that the person acted in good faith and in a manner he or she believed to be in the best interests of the corporation and, in the case of any criminal action or proceeding, the person had no reason to believe his or her conduct was unlawful.

         In furtherance of the objectives of the Indemnification Provision, we have also entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Certificate and Bylaws (the "Indemnification Agreements"). We believe that the Indemnification Agreements are necessary to attract and retain qualified directors and executive officers. Pursuant to the Indemnification Agreements, an indemnitee will be entitled to indemnification to the extent permitted by Section 145 or other applicable law. In addition, to the maximum extent permitted by applicable law, an indemnitee will be entitled to indemnification for any amount or expense which the indemnitee actually and reasonably incurs as a result of or in connection with prosecuting, defending, preparing to prosecute or defend, investigating, preparing to be a witness, or otherwise participating in any threatened, pending or completed claim, suit, arbitration, inquiry or other proceeding (a "Proceeding") in which the indemnitee is threatened to be made or is made a party or participant as a result of his or her position with our company, provided that the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests and had no reasonable cause to believe his or her conduct was unlawful. If the Proceeding is brought by or in the right of our company and applicable law so provides, the Indemnification Agreement provides that no indemnification against expenses shall be made in respect of any claim, issue or matter in the Proceeding as to which the indemnitee shall have been adjudged liable to us.

         Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         ITEM 16. EXHIBITS.

         The Exhibits to this Registration Statement are listed in the Exhibit Index commencing at page EX-1 hereof.

         ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price present no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, State of California, on July 31, 2001.

PEREGRINE PHARMACEUTICALS, INC.


By: /s/ Edward J. Legere
    ----------------------------------------
       Edward J. Legere,
       President and Chief Executive Officer,
       Director


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.




SIGNATURE                            TITLE                                                DATE
---------                            -----                                                ----

/s/ Edward J. Legere                 President and Chief Executive                     July 30, 2001
-----------------------------        Officer, Director
Edward J. Legere



/s/ Paul J. Lytle                    Vice President of Finance and Accounting and      July 30, 2001
-----------------------------        Principal Accounting Officer
Paul J. Lytle


/s/ Carlton M. Johnson               Director                                          July 30, 2001
-----------------------------
Carlton M. Johnson


/s/ Eric S. Swartz                   Director                                          July 30, 2001
-----------------------------
Eric S. Swartz


                                     Director                                          _____________
-----------------------------
Clive R. Taylor, M.D., Ph.D.




                            EXHIBIT INDEX DESCRIPTION


3.1 Certificate of Incorporation of Techniclone Corporation, a Delaware corporation (Incorporated by reference to Exhibit B to the Company's 1996 Proxy Statement as filed with the Commission on or about August 20, 1996)

3.2 Bylaws of Peregrine Pharmaceuticals, Inc. (formerly Techniclone Corporation), a Delaware corporation (Incorporated by reference to Exhibit C to the Company's 1996 Proxy Statement as filed with the Commission on or about August 20, 1996)

3.3 Certificate of Designation of 5% Adjustable Convertible Class C Preferred Stock as filed with the Delaware Secretary of State on April 23, 1997. (Incorporated by reference to Exhibit 3.1 contained in Registrant's Current Report on Form 8-K as filed with the Commission on or about May 12, 1997)

3.4 Certificate of Amendment to Certificate of Incorporation of Techniclone Corporation to effect the name change to Peregrine Pharmaceuticals, Inc., a Delaware corporation (Incorporated by reference to Exhibit 3.4 contained in the Registrant's Annual Report on Form 10-K for the year ended April 30, 2001, as filed with the Commission on July 30, 2001)

4.1 Form of Certificate for Common Stock (Incorporated by reference to the exhibit of the same number contained in Registrant's Annual Report on Form 10-K for the year end April 30, 1988)

4.7 5% Preferred Stock Investment Agreement between Registrant and the Investors (Incorporated by reference to Exhibit 4.1 contained in Registrant's Current Report on Form 8-K as filed with the Commission on or about May 12, 1997)

4.8 Registration Rights Agreement between the Registrant and the holders of the Class C Preferred Stock (Incorporated by reference to Exhibit 4.2 contained in Registrant's Current Report on Form 8-K as filed with the Commission on or about May 12, 1997)

4.9 Form of Stock Purchase Warrant to be issued to the holders of the Class C Preferred Stock upon conversion of the Class C Preferred Stock (incorporated by reference to Exhibit 4.3 contained in Registrant's Current Report on Form 8-K as filed with the Commission on or about May 12, 1997)

4.10 Regulation D Common Equity Line Subscription Agreement dated June 16, 1998 between the Registrant and the Equity Line Subscribers named therein (Incorporated by reference to Exhibit 4.4 contained in Registrant's Current Report on Form 8-K dated as filed with the Commission on or about June 29, 1998)

4.11 Form of Amendment to Regulation D Common Stock Equity Line Subscription Agreement (Incorporated by reference to Exhibit 4.5 contained in Registrant's Current Report on Form 8-K filed with the Commission on or about June 29, 1998)

4.12 Registration Rights Agreement between the Registrant and the Subscribers (Incorporated by reference to Exhibit 4.6 contained in Registrant's Current Report on Form 8-K as filed with the Commission on or about June 29, 1998)

4.13 Form of Stock Purchase Warrant to be issued to the Equity Line Subscribers pursuant to the Regulation D Common Stock Equity Subscription Agreement (Incorporated by reference to Exhibit 4.7 contained in Registrant's Current Report on Form 8-K as filed with the Commission on or about June 29, 1998).

4.14 Placement Agent Agreement dated as of June 16, 1998, by and between the Registrant and Swartz Investments LLC, a Georgia limited liability company d/b/a Swartz Institutional Finance (Incorporated by reference to the exhibit contained in Registration's Registration Statement on Form S-3 (File No. 333-63773))

                                      EX-1

4.15 Second Amendment to Regulation D Common Stock Equity Line Subscription Agreement dated as of September 16, 1998, by and among the Registrant, The Tail Wind Fund, Ltd. and Resonance Limited (Incorporated by reference to the exhibit contained in Registration's Registration Statement on Form S-3 (File No. 333-63773))

4.16 Form of Non-Qualified Stock Option Agreement by and between Registrant, Director and certain consultants dated December 22, 1999 (Incorporated by reference to the exhibit contained in Registrant's Registration Statement of Form S-3 (File No. 333-40716))

5.1   Opinion of Jeffers, Shaff & Falk, LLP*

10.23 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan - 1986 (Incorporated by reference to the exhibit contained in Registrant's Registration Statement on Form S-8 (File No. 33-15102))

10.24 Cancer Biologics Incorporated Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan 1987 (Incorporated by reference to the exhibit contained in Registrant's Registration Statement on Form S-8 (File No. 33-8664))

10.26 Amendment to 1986 Stock Option Plan dated March 1, 1988 (Incorporated by reference to the exhibit of the same number contained in Registrant's Annual Report on Form 10-K for the year ended April 30, 1988)

10.31 Agreement dated February 5, 1996, between Cambridge Antibody Technology, Ltd. and Registrant (Incorporated by reference to Exhibit 10.1 contained in Registrant's Current Report on Form 8-K dated February 5, 1996, as filed with the Commission on or about February 8, 1996)

10.32 Distribution Agreement dated February 29, 1996, between Biotechnology Development, Ltd. and Registrant (Incorporated by reference to Exhibit
      10.1 contained in Registrant's Current Report on Form 8-K dated February 29, 1996, as filed with the Commission on or about March 7, 1996)

10.33 Option Agreement dated February 29, 1996, by and between Biotechnology Development, Ltd. and Registrant (Incorporated by reference to Exhibit
      10.2 contained in Registrant's Current Report on Form 8-K dated February 29, 1996, as filed with the Commission on or about March 7, 1996)

10.40 1996 Stock Incentive Plan (Incorporated by reference to the exhibit contained in Registrant's Registration Statement in form S-8 (File No. 333-17513))

10.41 Stock Exchange Agreement dated as of January 15, 1997 among the stockholders of Peregrine Pharmaceuticals, Inc. and Registrant (Incorporated by reference to Exhibit 2.1 to Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 1997)

10.42 First Amendment to Stock Exchange Agreement among the Stockholders of Peregrine Pharmaceuticals, Inc. and Registrant (Incorporated by reference to Exhibit 2.1 contained in Registrant's Current Report on Form 8-K as filed with the Commission on or about May 12, 1997)

10.43 Termination and Transfer Agreement dated as of November 14, 1997 by and between Registrant and Alpha Therapeutic Corporation (Incorporated by reference to Exhibit 10.1 contained in Registrant's Current Report on Form 8-K as filed with the commission on or about November 24, 1997)

10.46 Option Agreement dated October 23, 1998 between Biotechnology Development Ltd. and the Registrant (Incorporated by reference to the exhibit contained in Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1998, as filed with the SEC on or about December 15, 1998)

10.47 Real Estate Purchase Agreement by and between Techniclone Corporation and 14282 Franklin Avenue Associates, LLC dated December 24, 1998 (Incorporated by reference to Exhibit 10.47 to Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 1999)

                                      EX-2

10.48 Lease and Agreement of Lease between TNCA, LLC, as Landlord, and Techniclone Corporation, as Tenant, dated as of December 24, 1998 (Incorporated by reference to Exhibit 10.48 to Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 1999)

10.49 Promissory Note dated as of December 24, 1998 between Techniclone Corporation (Payee) and TNCA Holding, LLC (Maker) for $1,925,000 (Incorporated by reference to Exhibit 10.49 to Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 1999)

10.50 Pledge and Security Agreement dated as of December 24, 1998 for $1,925,000 Promissory Note between Grantors and Techniclone Corporation (Secured Party) (Incorporated by reference to Exhibit 10.50 to Registrant's Quarterly Report Form 10-Q for the quarter ended January 31, 1999)

10.51 Final fully-executed copy of the Regulation D Common Stock Equity Line Subscription Agreement dated as of June 16, 1998 between the Registrant and the Subscribers named therein (Incorporated by reference to exhibit
      10.51 contained in the Registrants' Registration Statement on Form S-3/A as filed with the Commission on April 30, 1999).

10.53 Termination Agreement dated as of March 8, 1999 by and between Registrant and Biotechnology Development Ltd. (Incorporated by reference to Exhibit
      10.53 to Registrant's Annual Report on Form 10-K for the year ended April 30, 1999)

10.54 Secured Promissory Note for $3,300,000 dated March 8, 1999 between Registrant and Biotechnology Development Ltd. (Incorporated by reference to Exhibit 10.54 to Registrant's Annual Report on Form 10-K for the year ended April 30, 1999)

10.55 Security Agreement dated March 8, 1999 between Registrant and Biotechnology Development Ltd. (Incorporated by reference to Exhibit 10.52 to Registrant's Annual Report on Form 10-K for the year ended April 30,
      1999)

10.56 License Agreement dated as of March 8, 1999 by and between Registrant and Schering A.G., Germany (Incorporated by reference to Exhibit 10.56 to Registrant's Annual Report on Form 10-K for the year ended April 30, 1999)

10.57 Patent License Agreement dated October 8, 1998 between Registrant and the Board of Regents of the University of Texas System for patents related to Targeting the Vasculature of Solid Tumors (Vascular Targeting Agent patents) (Incorporated by reference to Exhibit 10.57 to Registrant's Quarterly Report on Form 10-Q for the quarter ended July 31, 1999)

10.58 Patent License Agreement dated October 8, 1998 between Registrant and the Board of Regents of the University of Texas System for patents related to the Coagulation of the Tumor Vasculature (Vascular Targeting Agent patents) (Incorporated by reference to Exhibit 10.58 to Registrant's Quarterly Report on Form 10-Q for the quarter ended July 31, 1999)

10.59 License Agreement between Northwestern University and Registrant dated August 4, 1999 covering the LYM-1 and LYM-2 antibodies (Oncolym(R)) (Incorporated by reference to Exhibit 10.59 to Registrant's Quarterly Report on Form 10-Q for the quarter ended July 31, 1999)

10.63 Change in Control Agreement dated September 27, 1999 between Registrant and Terrence Chew, V.P of Clinical and Regulatory Affairs (Incorporated by reference to Exhibit 10.63 to Registrant's Quarterly Report on Form 10-Q for the quarter ended October 31, 1999)

10.64 Regulation D Subscription Agreement dated January 6, 2000 between Registrant and Subscribers, Swartz Investments, LLC and Biotechnology Development, LTD. (Incorporated by reference to Exhibit 10.64 to Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 2000)

                                      EX-3

10.65 Registration Right Agreement dated January 6, 2000 between Registrant and Subscribers of the Regulation D Subscription Agreement dated January 6, 2000 (Incorporated by reference to Exhibit 10.65 to Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 2000)

10.66 Form of Warrant to be issued to subscribers pursuant to the Regulation D Subscription Agreement dated January 6, 2000 (Incorporated by reference to
      Exhibit 10.66 to Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 2000)

10.67 Warrant to purchase 750,000 shares of Common Stock of Registrant issued to Swartz Private Equity, LLC dated November 19, 1999 (Incorporated by reference to Exhibit 10.67 to Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 2000)

10.68 Amendment Agreement dated June 14, 2000 to the License Agreement dated March 8, 1999 by and between Registrant and Schering A.G. (Incorporated by reference to Exhibit 10.68 to Registrant's Registration Statement on Form S-3 (File No. 333-40716))

10.69 Waiver Agreement by and between Registrant and Biotechnology Development Ltd. effective December 29, 1999 (Incorporated by reference to Exhibit
      10.69 to Registrant's Registration Statement on Form S-3 (File No. 333-40716))

10.70 Joint Venture Agreement by and between Registrant and OXiGENE, Inc. dated May 11, 2000 (Incorporated by reference to Exhibit 10.70 to Registrant's Registration Statement on Form S-3 (File No. 333-40716))

10.71 Third Amendment to Regulation D Common Stock Equity Line Subscription Agreement dated June 2, 2000 by and among the Registrant, the Tail Wind Fund, Ltd. and Resonance Limited (Incorporated by reference to Exhibit
      10.71 to Registrant's Quarterly Report on Form 10-Q for the quarter ended July 31, 2000)

10.72 Amendment to 1996 Stock Incentive Plan dated March 14, 2001 (Incorporated by reference to the exhibit contained in Registrant's Registration Statement on Form S-8 (File No. 333-57046))

23.1  Consent of Jeffers, Shaff & Falk, LLP (contained in Exhibit 5.1)*

23.2  Consent of Independent Auditors*

----------------

* Filed herewith


                                      EX-4